EXECUTIVE INVESTORS TRUST-BLUE CHIP FUND

Sub-Item 77M (a):	Executive Investors Trust-Blue Chip Fund ("Executive Blue
Chip") was merged into First Investors Series Fund-Blue Chip Fund ("First Investors Blue Chip").

Sub item 77M (b): At a meeting of the Board of Directors/Trustees of the Funds held on October 21,1999, the Board, including its directors/trustees who are not "interested persons" as that term is defined in the Investment Company Act of 1940, as amended, considered the merits of the proposed Reorganization and voted to approve the Agreement and Plan of Reorganization and Termination by and between Executive Blue Chip and First Investors Blue Chip ( the "Agreement"). The Agreement was executed on January 7, 2000 and approved and adopted by shareholders of Executive Blue Chip at a Special Meeting of Executive Blue Chip shareholders on February 25, 2000. Pursuant to the Agreement, as of the close of business on March 14, 2000, First Investors Blue Chip acquired the assets of Executive Blue Chip in exchange for shares in First Investors Blue Chip and assumed the liabilities of Executive Blue Chip. Executive Blue Chip distributed the shares of First Investors Blue Chip to its shareholders and Executive Blue Chip was liquidated. Shareholders of Executive Blue Chip received Class A shares of First Investors Blue Chip.



Sub Item 77Q1(g): First Investors Blue Chip (33-25623) incorporates by reference the Prospectus/Proxy Statement for First Investors Blue Chip dated January 14, 2000 electronically filed with the Commission on january 13, 2000 (Accession Number:0000898432-00-000041).



















		EXECUTIVE INVESTORS TRUST-BLUE CHIP FUND

Sub-Item 77C(a) and ( c): A special Meeting of Shareholders of Executive Investors Trust -Blue Chip Fund("Executive Blue Chip") was held on February 25, 2000 to vote on a motion to adopt a resolution to approve an Agreement and Plan of Reorganization and Termination between Executive Blue Chip and First Investors Series Fund-Blue Chip Fund ("First Investors Blue Chip") and the transactions contemplated thereby, including (a) the transfer of substantially all of the assets of Executive Blue Chip to First Investors Blue Chip in exchange for Class A shares of First Investors Blue Chip, (b) the pro rata distribution of such shares to the shareholders of Executive Blue Chip, and (c) complete liquidation of Executive Blue Chip.

A total of 97,255.426 shares of the beneficial interest of the Executive Blue Chip Fund were voted FOR the adoption of said resolution, 2,410.615 shares of beneficial interest were voted AGAINST the adoption of said resolution, and 5,630.174 shares of the beneficial interest of the Executive Blue Chip Fund ABSTAINED from voting on the resolution. The resolution was adopted since the majority of the votes cast in person or by proxy voted FOR the adoption of the resolution.